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                      December 11, 2023

       Asaf Berenstin
       Chief Financial Officer
       Formula Systems (1985) Ltd.
       Yahadut Canada 1 Street
       Or Yehuda 6037501, Israel

                                                        Re: Formula Systems
(1985) Ltd.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 000-29442

       Dear Asaf Berenstin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Guy Bernstein